This is neither an offer to exchange or to sell nor a solicitation of an offer to exchange or buy any of these securities. The Offer is made only by the Offering Circular/Prospectus and the related Letter of Transmittal and the
Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of these securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.  In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Trust by Merrill Lynch & Co. or one or more other brokers or dealers which are licensed under the laws of such
				 jurisdiction.


			 Notice of Offer to Holders of

				SUNAMERICA INC.

		       9 1/4% Preferred Stock, Series B


	 SunAmerica Capital Trust I, a Delaware statutory business trust (the "Trust") is offering, upon the terms and subject to the conditions set forth in its Offering Circular/Prospectus dated April __, 1995 (the
"Offering Circular/Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with the Offering Circular/Prospectus, constitute the "Offer"), to exchange its ___% Trust Originated Preferred Securities ("TOPrSSM") (the "Preferred Securities") for up to 5,500,000 shares of outstanding 9 1/4% Preferred Stock, Series B (the "Series B Preferred") of SunAmerica Inc., a Maryland corporation ("SunAmerica"). Exchanges will be made on the basis of one (1) Preferred Security for each share of Series B Preferred validly tendered and accepted for exchange in the Offer. Shares of Series B Preferred not accepted for exchange because of proration will be returned. In connection with the Offer, SunAmerica will deposit in the Trust as trust assets its ___% Junior Subordinated Debentures, Series A, due 2044 as set forth in the Offering Circular/Prospectus.


	  THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
			MAY __, 1995, UNLESS EXTENDED.

	 NEITHER THE BOARD OF DIRECTORS OF SUNAMERICA NOR SUNAMERICA NOR THE TRUSTEES NOR THE TRUST MAKES ANY RECOMMENDATION TO HOLDERS OF SERIES B PREFERRED AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING IN THE OFFER. EACH HOLDER OF SERIES B PREFERRED MUST MAKE ITS OWN DECISION ON WHAT ACTION TO TAKE IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES.

	 Upon the terms and conditions of the Offer, including the provisions relating to proration described in the Offering Circular/Prospectus, the Trust will accept for exchange up to 5,500,000 shares of Series B Preferred, validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on May ___, 1995, or if the Offer is extended by the Trust, in its sole discretion, the latest date and time to which the Offer has been extended (the "Expiration Date"). Tenders of Series B Preferred pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Trust, may be withdrawn at any time after 40 business days after ______, 1995. Shares of Series B Preferred not accepted because of proration will be returned to the tendering holders at SunAmerica's expense as promptly as practicable following the Expiration Date.

	 Subject to the next sentence, the Trust expressly reserves the right to extend, amend or modify the terms of the Offer, and not accept for exchange any Series B Preferred, at any time prior to the Expiration Date for any reason, including (without limitation) if holders of fewer than 2,810,000 shares of Series B Preferred are tendered (which condition may be waived by the Trust). In addition, acceptance of Series B Preferred validly tendered in the Offer is subject to the condition that there be at least 400 record or beneficial owners of Preferred Securities to be issued in exchange for Series B Preferred, which condition may not be waived.

	 The purpose of the Offer is to refinance the Series B Preferred with the Preferred Securities and to achieve certain tax efficiencies while preserving SunAmerica's flexibility with respect to future financings.
<F>

_______________
SM "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co.

</F>
	 The Offering Circular/Prospectus and Letter of Transmittal contain important information which should be read before any action is taken by holders of Series B Preferred. Tenders may be made only by a properly completed and executed Letter of Transmittal and in conformance with the terms thereof and of the Offering Circular/Prospectus.

	 SunAmerica will pay to Soliciting Dealers (as defined in the Offering Circular/Prospectus) a solicitation fee of $_____ per share of Series B Preferred validly tendered and accepted for exchange pursuant to the Offer, subject to certain conditions.

	 The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offering Circular/Prospectus and is incorporated herein by reference.

	 The Offering Circular/Prospectus and the related Letter of Transmittal are first being sent to holders of Series B Preferred on April __, 1995 and are being furnished to brokers, dealers, banks and similar persons whose names, or names of whose nominees, appear on the lists of holders of the Series B Preferred or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Series B Preferred.

	 Any questions or requests for assistance may be directed to the Information Agent and the Dealer Manager at the addresses and telephone numbers set forth below. Requests for copies of the Offering
Circular/Prospectus or of the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Georgeson & Company, Inc., the Information Agent, at (800) 223-2064, and copies will be forwarded promptly at SunAmerica's expense. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

		    The Information Agent for the Offer is:

				   GEORGESON
				& COMPANY INC.


			       Wall Street Plaza
			   New York, New York 10005

				Call Toll Free:
				(800) 223-2064

		     The Dealer Manager for the Offer is:

			      Merrill Lynch & Co.
			    World Financial Center
				  North Tower
			New York, New York  10281-1305
				(212) 449-4906

April __, 1995